Grantham, Mayo, Van Otterloo & Co. LLC

MEMORANDUM

To:               David Lyons
Matthew Dunlap

From:               Judith Lyden

cc:               Andy Luu
Daniel Sweet

Date:               October 27, 2008

Re:               GMO Trust - Item 77 Attachments - Form N-SAR
For Period March 15, 2008 through August 31, 2008 (and current)

Item 7

As a reminder to update your report under Item #7:
•	Effective September 30, 2008, GMO Emerging Markets Opportunities Fund was liquidated
•	Effective June 1, 2008, GMO Global (U.S.+) Equity Allocation Fund changed its name to: GMO Global Equity Allocation Fund
•	Effective August 1, 2008, a new series of GMO Trust became effective: GMO Flexible Equities Fund

Item 77D: Policies with respect to security investments

•	Purchase Premiums and Redemption Fees changes to certain funds - see attached Amended and Restated Supplement dated October 23, 2008 to the GMO Trust prospectus dated June 30, 2008.

•
GMO Emerging Countries Fund – effective September 16, 2008, the Fund may invest in Exchange-Traded Funds (“ETFs”), including index-based ETFs, which are designed to track performance and/or certain other characteristics of a particular stock market index, or a group of stock markets in a particular geographic area, such as the MSCI Emerging Markets Index.  (for further details, see attached Amended and Restated Supplement dated October 23, 2008)

•
GMO Currency Hedged International Equity Fund – effective July 31, 2008, in addition to the underlying Funds referenced in the first paragraph of the section captioned “Principal investment strategies” on page 30 of the GMO Trust Prospectus, the Fund may also invest in GMO Flexible Equities Fund.  (for further details, see attached Amended and Restated Supplement dated October 23, 2008)

Item 77E:  Legal Proceedings
Series 15 – GMO Emerging Markets Fund
Indian regulators have alleged that the Fund violated certain conditions under which it was granted permission to operate in India and have restricted a portion of the Fund’s locally held assets pending resolution of the dispute.  The amount of restricted assets is small relative to the size of the Fund, representing approximately 0.061% of the Fund’s total assets as of August 31, 2008.  The valuation of this possible claim and all matters relating to the Fund's response to these allegations are subject to the supervision and control the Trust's Board of Trustees, and all costs in respect of this matter are being borne by the Fund.

Series 41 – GMO Special Purpose Holding Fund
As disclosed in the Fund’s financial statements, the Fund was among numerous plaintiffs that filed claims in the Arizona Superior Court on May 23, 2003 against various defendants, including J.P. Morgan Chase Bank, Credit Suisse First Boston Corp., and Deloitte & Touche in connection with the default of two asset-backed securities, NPF VI Trust and NPF XII Trust, held by the Fund.  The litigation was removed to federal court and now resides in the U.S. District Court for the Southern District of Ohio.  All claims have been settled with J.P. Morgan Chase Bank and Deloitte & Touche.  Registrant considers this litigation routine litigation incidental to its business.

Item 77I:  Terms of new or amended securities
•	Effective June 1, 2008 GMO Global (U.S.+) Equity Allocation Fund changed its name to: GMO Global Equity Allocation Fund
•	Effective August 1, 2008, a new series of GMO Trust became effective: GMO Flexible Equities Fund

Item 77Q1:  Exhibits
(a) Attached is a copy of the following Amendment to the GMO Trust Declaration of Trust during this period:
•
Amendment No. 34: to rescind two series of the Trust: (1) GMO US Value Fund and (2) GMO Tax-Managed Small/Mid Cap Fund, each effective January 15, 2008 and to change the name of GMO Global (US+) Equity Allocation Fund to GMO Global Equity Allocation Fund, effective June 1, 2008

•	Amendment No. 35 to establish a new series of the Trust, “GMO Flexible Equities Fund”, effective August 1, 2008

(b) Attached is a copy of the management contract between GMO Trust, on behalf of GMO Flexible Equities Fund and GMO LLC

(c)	Attached is a copy of each of our most recent Supplement dated October 23, 2008 to the GMO Trust Prospectus and SAI, each dated June 30, 2008

Item 81:  Joint Fidelity Bond
•	Yes (insurance coverage: $10M coverage / $100,000 deductible)